Exhibit 4.2

MODIFIED REDEMPTION RIGHTS AGREEMENT

Redemption Rights Agreement, dated March 5, 2004, among BPR OP, LP (formerly known as GGP Limited Partnership), a Delaware limited partnership (together with its successors and assigns, the “Partnership”), Brookfield Property REIT Inc. (formerly known as GGP Inc.), a Delaware corporation (together with its successors and assigns, the “General Partner”), and Koury Corporation, a North Carolina corporation (together with its successors and assigns, the “Contributing Party”). This Modified Agreement reflects the effective provisions made by the General Partner, in accordance with Section 6(c), to account for the Major Transaction Event that occurred on or about August 27, 2018.

RECITALS

WHEREAS, the General Partner was the general partner of the Partnership;

WHEREAS, pursuant to that certain Amended and Restated Contribution Agreement dated as of March 5, 2004 (as the same has been amended and may be further amended from time to time, the “Contribution Agreement”), among the Partnership, Contributing Partner and the other parties thereto, the Contributing Party was admitted as a limited partner of the Partnership and the Partnership issued to it 7% Series E Cumulative Convertible Preferred Units of limited partnership in the Partnership (such units issued pursuant to the Contribution Agreement or any other securities issued in substitution therefor pursuant to the Series E Preferred Unit Designation, the “Series E Preferred Units”);

WHEREAS, pursuant to the Series E Preferred Unit Designation (as defined below), the Series E Preferred Units were initially convertible solely into Subject Common Units; and

WHEREAS, on or about August 27, 2018 and August 28, 2018, the General Partner and the Partnership engaged in the transactions contemplated by the Agreement and Plan of Merger, as amended, by and among Brookfield Property Partners L.P., Goldfinch Merger Sub Corp. and the General Partner dated as of March 26, 2018 (the “Transactions”), and as a result of the Transactions holders of Common Stock of the General Partner received a dividend comprised of Class A Stock of the General Partner (the “Class A Stock”) and cash and such Common Stock was converted into the right to receive cash;

WHEREAS, shares of Class A Stock are listed on the NASDAQ Stock Market;

WHEREAS, as a result of the Transactions, the Series E Preferred Units are convertible into Subject Common Units, Subject Series K Preferred Units and the right to receive a cash amount specified in the Series E Preferred Unit Designation;

WHEREAS, the Transactions constituted a Major Transaction Event, and the General Partner has made the adjustments provided for herein to account for the Transactions, as contemplated by Section 6(c) of this Agreement; and

WHEREAS, the parties desire to set forth herein the terms and conditions upon which the Contributing Party may cause the Partnership to redeem its Subject Common Units and Subject Series K Preferred Units.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acts” shall mean the Securities Act and the Exchange Act, collectively.

“Affiliates” shall mean “affiliates” as defined pursuant to the Securities Act and the regulations promulgated thereunder.

“Business Day” shall mean any day upon which commercial banks are open for business in Chicago, Illinois.

“Cash Purchase Price” shall mean, with respect to any redeemed or purchased Subject Series K Preferred Units, an amount of cash equal to the value of the Share Purchase Price (computed as of the Computation Date and equal to the Current Per Share Market Price on such Computation Date multiplied by the number of Shares included in the Share Purchase Price) that would be payable with respect to such Subject Series K Preferred Units assuming the Share Purchase Price were paid in full satisfaction of the Purchase Price for such Subject Series K Preferred Units. In the event that the Share Purchase Price includes securities and/or other property other than Shares, then the value of such other securities and/or property shall be determined by the General Partner acting in good faith on the basis of the closing prices of securities if listed on a nationally recognized exchange and otherwise on the basis of such quotations and other information as the General Partner considers, in its reasonable judgment, appropriate.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the General Partner, as the same may be amended from time to time.

“Claims” shall have the meaning set forth in Section 4.1(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor code.

“Class A Stock” shall have the meaning set forth in the recitals.

“Common Units” shall mean common units of limited partnership in the Partnership.

“Common Unit Conversion Factor” shall mean 100%, provided that such factor shall be adjusted in accordance with Section 6(d).

“Common Unit Purchase Price” shall have the meaning set forth in Section 2(a).

“Computation Date” shall mean the date on which the applicable Notice is received by the Partnership or, if such date is not a Business Day, the first Business Day thereafter.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Conversion Factor” shall mean 100%, provided that such factor shall be adjusted in accordance with Section 6(a).

“Current Per Share Market Price” shall have the meaning set forth in the Partnership Agreement.

“Entity” shall mean any corporation, partnership, association, limited liability company, trust or other entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

“Exchange Act Reporting Company” shall mean any corporation or other entity which is subject to the reporting requirements of the Exchange Act.

“Liens” shall mean liens, pledges, security interests, mortgages, encumbrances and other claims of any type or kind.

“Major Transaction Event” shall mean, with respect to the General Partner, (a) a reclassification, capital reorganization or other similar change regarding or affecting outstanding Shares (other than a change addressed in Section 6(a)); (b) a merger or consolidation of the General Partner with one or more other corporations or entities, other than a merger pursuant to which the General Partner is the surviving corporation and the outstanding Shares are not affected, (c) a sale, lease or exchange of all or substantially all of the General Partner’s assets or (d) the liquidation, dissolution or winding up of the General Partner.

“Notice” shall have the meaning set forth in Section 3.2.

“Partnership Agreement” shall mean that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be further amended from time to time.

“Person” shall mean any natural person or Entity.

“Preferred Units” shall mean preferred units of limited partnership in the Partnership that have been issued prior hereto or are issued hereafter.

“Prospectus” shall mean, with respect to the Resale Registration Statement, the prospectus constituting a part thereof, as amended or supplemented.

“Purchase Price” shall mean the Cash Purchase Price or the Share Purchase Price, or a combination thereof.

“Redemption Rights” shall have the meaning set forth in Section 2.

“REIT” shall mean real estate investment trust as such term is defined under the Code.

“REIT Requirements” shall have the meaning set forth in the Partnership Agreement.

“Resale Registration Statement” shall have the meaning set forth in Section 4.1(a).

“Rights” shall have the meaning set forth in Section 6(b).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute.

“Series E Preferred Units” shall have the meaning set forth in the recitals.

“Series E Preferred Unit Designation” shall mean Schedule C to the Partnership Agreement, as amended from time to time.

“Series K Preferred Units” shall mean the Series K Preferred Units of the Partnership.

“Share Purchase Price” shall mean, with respect to the exercise of any Redemption Rights and subject to the provisions of Section 6(c), a number of Shares equal to the product of (a) the number of Subject Series K Preferred Units being redeemed or purchased multiplied by (b) the Conversion Factor; provided, however, that, in the event the General Partner, after the date of this Agreement, issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase Shares (other than Rights referred to in Section 6(b) that have been issued pursuant thereto) or any other securities or property (other than distributions paid in cash), then the Share Purchase Price also shall include such rights, options, warrants or convertible or exchangeable securities or other securities or property that a holder of that number of Shares would have been entitled to receive had such holder held such Shares immediately prior to the time holders of Shares became entitled thereto (except to the extent that provision otherwise has been made for such holder to receive such rights, options, warrants or convertible or exchangeable securities or other securities or property or similar rights, options, warrants or convertible or exchangeable securities in respect of Subject Series K Preferred Units or adjustment otherwise has been made in respect thereof).

“Shares” shall mean shares of the Class A Stock.

“Subject Common Units” shall mean the Common Units into which Series E Preferred Units have been converted (or any other securities issued in substitution therefor (other than pursuant to this Agreement)).

“Subject Series K Preferred Units” shall mean the Series K Preferred Units into which Series E Preferred Units have been converted (or any other securities issued in substitution therefor (other than pursuant to this Agreement)).

2. Grant of Redemption Rights.

(a) Upon the terms and subject to the conditions contained herein, the Partnership does hereby grant to the Contributing Party, and the Contributing Party does hereby accept, the right, but without obligation on the part of the Contributing Party, to require the Partnership to redeem from time to time (i) part or all of the Subject Series K Preferred Units of the Contributing Party for the Cash Purchase Price with respect to such Subject Series K Preferred Units and (ii) part or all of the Subject Common Units of the Contributing Party for a per unit amount equal to $0.324405869 multiplied by the Common Unit Conversion Factor (such per unit amount multiplied by the number of Subject Common Units to be redeemed or purchased in accordance with this Agreement, the “Common Unit Purchase Price” and the redemption rights set forth in clauses (i) and (ii) of this paragraph, the “Redemption Rights”). Notwithstanding the foregoing, with respect to each exercise of Redemption Rights, a proportionate number of Subject Series K Preferred Units and Subject Common Units must be submitted for redemption such that (x) the quotient of: the number of Subject Series K Preferred Units then submitted for redemption divided by the total number of Subject Series K Preferred Units that have been issued to date as a result of the conversion of Series E Preferred Units of the Contributing Party is equal to (y) the quotient of: the number of Subject Common Units then submitted for redemption divided by the total number of Subject Common Units that have been issued to date as a result of the conversion of Series E Preferred Units of the Contributing Party.

(b) Notwithstanding the provisions of Section 2(a), the General Partner may, in its sole and absolute discretion, assume and satisfy the obligation of the Partnership with respect to the Contributing Party’s exercise of the Redemption Rights with respect to the Subject Series K Preferred Units for which the Contributing Party exercised its Redemption Rights by paying to the Contributing Party, at the General Partner’s election (which may be exercised in the General Partner’s sole discretion), either the Cash Purchase Price or the Share Purchase Price (or a combination thereof) with respect to the Subject Series K Preferred Units for which the Contributing Party exercised its Redemption Rights; provided, however, that if at the time of the satisfaction of such obligation the General Partner is not an Exchange Act Reporting Company or the Resale Registration Statement is not then current and effective and the General Partner is ineligible to file a registration statement with the SEC on Form S-3 (or any successor form), then notwithstanding anything to the contrary contained herein, if the General Partner elects to satisfy such obligation, then it shall be required to deliver the full Cash Purchase Price to the Contributing Party in accordance with the terms hereof. If the General Partner duly assumes such obligations with respect to the exercise by the Contributing Party of the Redemption Rights as to certain Subject Series K Preferred Units and makes the required payment of the Share Purchase Price, the Cash Purchase Price or any combination thereof, as applicable, then the Partnership shall have no obligation to pay any amount to the Contributing Party with respect to the exercise of the Redemption Rights for such Subject Series K Preferred Units, and any Subject Series K Preferred Units purchased shall be owned by the General Partner for all purposes; provided, however, that until the General Partner makes such payment of the Share Purchase Price, the Cash Purchase Price or any combination thereof in accordance with the terms hereof, the Partnership shall remain liable to the Contributing Party for the Cash Purchase Price.

(c) If the General Partner shall duly assume and satisfy the obligations of the Partnership with respect to Subject Series K Preferred Units for which the Contributing Party exercised its Redemption Rights, the Partnership, the Contributing Party and the General Partner each shall treat the transaction between the General Partner and the Contributing Party as a sale of the Contributing Party’s Subject Series K Preferred Units (or a portion thereof) to the General Partner for federal income tax purposes.

(d) Upon the redemption or purchase of part or all of the Contributing Party’s Subject Series K Preferred Units and Subject Common Units and the payment of the Purchase Price and Common Unit Purchase Price (respectively) with respect thereto, such Person shall be deemed withdrawn as a Partner in the Partnership to the extent of the Subject Series K Preferred Units and Subject Common Units redeemed or purchased and shall have no further rights or obligations under this Agreement with respect to such redeemed or purchased Subject Series K Preferred Units and Subject Common Units; provided, however, that the Contributing Party’s rights under this Agreement with regard to any other Subject Series K Preferred Units and Subject Common Units will continue in full force and effect.

(e) No fractional Shares shall be issued hereunder. In lieu of fractional Shares, the General Partner shall pay cash based on the Current Per Share Market Price of the Shares on the relevant Computation Date.

3. Exercise of Redemption Rights.

3.1 Time for Exercise of Redemption Rights. The Contributing Party may exercise its Redemption Rights in whole or in part and at any time and from time to time on or after the first anniversary of the date hereof; provided, however, that the Redemption Rights may not be exercised at any one time by the Contributing Party (i) with respect to less than 3,000 Subject Series K Preferred Units (or all the Subject Series K Preferred Units then owned by the Contributing Party if the Contributing Party owns less than 3,000 Subject Series K Preferred Units) and a proportionate number of Subject Common Units as determined in accordance with the last sentence of Section 2(a), or (ii) in the event that such exercise of Redemption Rights (or the assignment of Subject Series K Preferred Units or Subject Common Units or delivery of the Cash Purchase Price, the Share Purchase Price or the Common Unit Purchase Price with respect thereto) violates the Partnership Agreement or applicable law. Once given, a Notice shall be irrevocable subject to the payment of the Purchase Price and Common Unit Purchase Price (respectively) for the Subject Series K Preferred Units and Subject Common Units specified therein in accordance with the terms hereof.

3.2 Method of Exercise. The Redemption Rights shall be exercised by delivery to the Partnership of (a) written notice (the “Notice”) in the form of Exhibit A specifying the number of the Subject Series K Preferred Units and Subject Common Units to be redeemed and the name or names (with address) in which any Shares issuable upon such exercise shall be registered if different than the Contributing Party and (b) the certificates, if any, representing such Subject Series K Preferred Units and Subject Common Units.

3.3 Closing. The closing of the redemption or purchase and sale pursuant to an exercise of the Redemption Rights by the Contributing Party shall occur within 30 days following the giving of the Notice. The Contributing Party shall execute such other documents as the General Partner may reasonably require in connection with the closing of such redemption or purchase and sale.

3.4 Payment of Cash or Issuance of Shares.

(a) At the closing of the redemption or purchase and sale of Subject Series K Preferred Units pursuant to an exercise of Redemption Rights by the Contributing Party, the Partnership shall deliver to the Contributing Party the Cash Purchase Price in immediately available funds or, in the event that the General Partner has duly assumed the obligations of the Partnership with respect to such exercise of Redemption Rights, the General Partner shall, subject to Section 2(b) hereof, deliver to the Contributing Party, at the election of the General Partner (which may be exercised in the General Partner’s sole discretion) either (i) the Cash Purchase Price in immediately available funds or (ii) certificates representing the Shares and any other securities and/or other property constituting the Share Purchase Price, together with cash in lieu of the issuance of any fraction of a Share as provided in Section 2(e), or a combination thereof.

(b) At the closing of the redemption or purchase and sale of Subject Common Units pursuant to an exercise of Redemption Rights by the Contributing Party, the Partnership shall deliver to the Contributing Party the applicable Common Unit Purchase Price in immediately available funds.

4. Matters Relating to Shares.

4.1 Registration.

(a) Within 15 days after the first issuance of any Shares pursuant hereto, the General Partner shall file with the SEC a registration statement on Form S-3 or other appropriate registration form with the SEC covering the resale by Contributing Party of such Shares and all other Shares issuable by the General Partner upon exercise of the Redemption Rights assuming full conversion of the Series E Preferred Units and full satisfaction of the Redemption Rights by delivery of Shares and shall use its reasonable best efforts to cause such registration statement (the “Resale Registration Statement”) to become effective as soon as practicable thereafter. Following the effective date of the Resale Registration Statement and until the Shares covered by the Resale Registration Statement have been sold or are eligible for resale under Rule 144(k) promulgated under the Securities Act, the General Partner shall keep the Resale Registration Statement current, effective and available for the resale by Contributing Party of the Shares delivered to it pursuant hereto.

(b) During the time period when the Resale Registration Statement is required to be current, effective and available under this Section 4.1, the General Partner also shall:

(i) promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the Prospectus relating thereto, as may be necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale of the Shares covered by the Resale Registration Statement whenever Contributing Party shall desire to sell or otherwise dispose of the same but in no event beyond the period in which the Registration Statement is required to be kept in effect. Upon ten (10) business days’ notice, the General Partner shall file any supplement or post-effective amendment to the Resale Registration Statement with respect to the plan of distribution or a Contributing Party’s ownership interests in its Shares that is reasonably necessary to permit the sale of such Contributing Party’s Shares pursuant to the Resale Registration Statement;

(ii) furnish to Contributing Party, without charge, such number of authorized copies of the Prospectus relating thereto, and any amendments or supplements to such Prospectus, in conformity with the requirements of the Securities Act, and such other documents as Contributing Party may reasonably request in order to facilitate the public sale or other disposition of the Shares owned by Contributing Party;

(iii) register or qualify the securities covered by the Resale Registration Statement under state securities or blue sky laws of such jurisdictions as are reasonably required to effect a sale thereof and do any and all other acts and things which may be necessary or appropriate under such state securities or blue sky laws to enable Contributing Party to consummate the public sale or other disposition in such jurisdictions of such securities;

(iv) before filing any amendments or supplements to the Resale Registration Statement or the Prospectus relating thereto, furnish copies of all such documents proposed to be filed to the Contributing Party, who shall be afforded a reasonable opportunity to review and comment thereon; provided, however, that all such documents shall be subject to the approval of the Contributing Party insofar as they relate to information concerning the Contributing Party (including, without limitation, the proposed method of distribution of Contributing Party’s securities);

(v) notify Contributing Party promptly (A) when the Resale Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (B) of any request by the SEC or any state securities authority for amendments and supplements to the Resale Registration Statement and the Prospectus relating thereto or for additional information, and (C) of the happening of any event during the period the Resale Registration Statement is effective which in the judgment of the General Partner makes any statement made in the Resale Registration Statement or such Prospectus untrue in any material respect or which requires the making of any changes in the Resale Registration Statement or such Prospectus in order to make the statements therein not misleading;

(vi) cooperate with Contributing Party to facilitate the timely preparation and delivery of certificates representing Shares being sold, which certificates shall not bear any restrictive legends provided the Shares evidenced thereby have been sold in a manner permitted by the Prospectus relating to the Resale Registration Statement;

(vii) upon the occurrence of any event contemplated by clause (v)(C) above, promptly prepare and file a supplement or post-effective amendment to the Resale Registration Statement or the Prospectus relating thereto or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading; provided, however, that the obligation to prepare and file any such supplement or post-effective amendment shall be suspended if the General Partner, relying upon advice of counsel, determines in good faith that disclosure of any information required to be included therein would be adverse to its interests; provided further, however, that such suspension (A) shall not extend beyond sixty (60) days with respect to any such specified event and (B) shall not occur more than twice during any period of twelve (12) consecutive months; and

(viii) promptly notify each Contributing Party of, and confirm in writing, (A) the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose, or (ii) if, between the effective date of any the Resale Registration Statement and the sale of the Shares to which it relates, the General Partner receives any notification with respect to the suspension of the qualification of the Shares or initiation of any proceeding for such purpose. The General Partner shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Resale Registration Statement at the earliest practicable time.

(c) The General Partner hereby agrees to indemnify and hold harmless Contributing Party and each person, if any, who controls Contributing Party (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) (“Claims”) to which Contributing Party or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or the Prospectus relating thereto or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Contributing Party and each such controlling person for any legal or other expenses reasonably incurred by such Contributing Party in connection with investigating or defending any such loss as such expenses are incurred; provided, however, that the General Partner shall not be liable insofar as any such Claims are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the General Partner by any Contributing Party expressly for use therein. Each Contributing Party agrees to indemnify and hold harmless the General Partner and each person, if any, who controls the General Partner (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Claims to which the General Partner or such controlling person may become subject, under the Securities Act or otherwise, caused by any such untrue statement or omission or such alleged untrue statement or omission based upon such information furnished in writing to the General Partner by such Contributing Party.

(d) Each Contributing Party agrees that, upon receipt of any notice from the General Partner of the happening of any event of the kind described in clause (b)(v)(C) above and without waiving any rights under clause (b)(vii) above, such Contributing Party will forthwith discontinue disposition of securities pursuant to the Resale Registration Statement until Contributing Party’s receipt of the copies of the supplemented or amended Prospectus contemplated by clause (b)(vii) above.

(e) The General Partner shall bear all expenses relating to filing the Resale Registration Statement and keeping the Resale Registration Statement current, effective and available; provided, however, that the General Partner shall not be responsible for any brokerage fees or underwriting commissions due and payable in connection with the sale of Shares or any legal fees of Contributing Party.

(f) The General Partner shall use reasonable best efforts to cause all Shares to be listed or otherwise eligible for full trading privileges on the principal national securities exchange (currently the NASDAQ Stock Market) on which shares of Class A Stock are then listed on or before the date on which the Resale Registration Statement covering the Shares becomes effective or the Shares are issued by the General Partner to a Contributing Party, whichever is later. The General Partner will use reasonable best efforts to continue the listing or trading privilege for all Shares on the exchange on which shares of Class A Stock are then listed. The General Partner will promptly notify the Contributing Party of, and confirm in writing, the delisting of the Shares.

(g) Notwithstanding anything to the contrary contained herein, the General Partner shall have no obligation to keep the Resale Registration Statement effective if the status of the General Partner (or its successor) as an Exchange Act Reporting Company is terminated.

4.2 Reservation of Shares; Etc. At all times while the Redemption Rights are outstanding, the General Partner shall reserve for issuance such number of Shares as may be necessary to enable the General Partner to issue Shares in full satisfaction of all Redemption Rights which are from time to time outstanding (assuming that there are no limitations as to the ownership of such Shares under the Certificate of Incorporation which relate to compliance with the REIT Requirements, that all Series E Preferred Units have been converted into Subject Series K Preferred Units and that the General Partner elected to pay the Share Purchase Price with respect to all such Redemption Rights). Without the written consent of the holders of at least a majority of the issued and outstanding Subject Common Units (assuming that all of the issued and outstanding Series E Preferred Units were converted into Subject Common Units in accordance with the Partnership Agreement immediately prior to the execution of such consent), the Partnership Agreement may not be amended to materially adversely affect the right of the holders of the Subject Common Units to transfer the Subject Common Units if such amendment does not apply to the other holders of Common Units (including Common Units that may be issued upon conversion of Preferred Units other than the Series E Preferred Units) in the same manner on a Common Unit-for-Common Unit basis. Without the written consent of the holders of at least a majority of the issued and outstanding Subject Series K Preferred Units (assuming that all of the issued and outstanding Series E Preferred Units were converted into Subject Series K Preferred Units in accordance with the Partnership Agreement immediately prior to the execution of such consent), the Partnership Agreement may not be amended to materially adversely affect the right of the holders of the Subject Series K Preferred Units to transfer the Subject Series K Preferred Units if such amendment does not apply to the other holders of Series K Preferred Units (including Series K Preferred Units that may be issued upon conversion of Preferred Units other than the Series E Preferred Units) in the same manner on a Series K Preferred Unit-for-Series K Preferred Unit basis. Upon the request of Contributing Party, the Partnership agrees to provide Contributing Party with such information as is reasonably available to the Partnership regarding the sum of the percentage interests in the Partnership’s capital or profits that is represented by interests in the Partnership that have been sold or otherwise disposed of during the taxable year in which the request is made by Contributing Party, for purposes of the “lack of actual trading” safe harbor from the definition of “publicly traded partnership”.

4.3 Fully Paid and Non-Assessable. All Shares which may be issued upon exercise of the Redemption Rights shall be duly and validly issued and fully paid and non-assessable.

5. Transfer and Similar Taxes. The General Partner shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Stock or other securities or property pursuant hereto; provided, however, that the General Partner shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Stock or other securities or property in a name other than that of the holder of the Subject Series K Preferred Units to be exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the General Partner the amount of any such tax or established, to the reasonable satisfaction of the General Partner, that such tax has been paid.

6. Anti-Dilution and Adjustment Provisions.

(a) The Conversion Factor shall be adjusted in the event that the General Partner (i) declares or pays a dividend or distribution on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares. In such event, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date (or, if none, the effective date) for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date (or, if none, the effective date) for such dividend, distribution, subdivision or combination. In addition, the Conversion Factor shall be adjusted in the event that the Partnership (i) declares or pays a dividend or distribution on its outstanding Series K Preferred Units in Series K Preferred Units, (ii) subdivides its outstanding Series K Preferred Units, or (iii) combines its outstanding Series K Preferred Units into a smaller number of Series K Preferred Units. In such event, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the actual number of Series K Preferred Units issued and outstanding on the record date (or, if none, the effective date) for such dividend, distribution, subdivision or combination (determined without the below assumption) and the denominator of which shall be the number of Series K Preferred Units issued and outstanding on such record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) or effective date.

(b) If at any time the holders of Class A Stock are entitled to any right (a “Right”) to subscribe pro rata for additional securities of the General Partner, whether Class A Stock or other classifications, or for any other securities or interests that the Contributing Party would have been entitled to subscribe for if, immediately prior to such grant, the Contributing Party had exercised its Redemption Rights and received the Share Purchase Price in payment thereof, in lieu of any adjustment under any other subsection of this Section 6 or other provision of this Agreement and except to the extent that provision otherwise has been made for the Contributing Party to receive such Right or a similar right in respect of the Subject Series K Preferred Units or adjustment otherwise has been made in respect thereof, the Contributing Party also shall receive from the General Partner, prior to or concurrent with the time such Right becomes exercisable, the same Right that the Contributing Party would have been entitled to if the Contributing Party had exercised its Redemption Rights in full and received the Share Purchase Price in satisfaction thereof immediately prior to the time holders of Class A Stock became entitled to such Right.

(c) Upon the occurrence of a Major Transaction Event, the General Partner shall cause effective provision to be made so that, upon full conversion of the Series E Preferred Units of the Contributing Party into Subject Series K Preferred Units, exercise of the Redemption Rights by the Contributing Party in respect thereof and the election of the General Partner to pay the Purchase Price at any time following such Major Transaction Event by means of the Share Purchase Price, the Contributing Party shall have the right to acquire, in lieu of the Shares which otherwise would have been issued to the Contributing Party, the kind and amount of shares of stock and other securities and property (and the provisions contained in Section 4.1 shall apply anew to the extent that such securities are of a class of securities of the General Partner or its successor that are registered under the Exchange Act) and interests as would be issued or payable with respect to or in exchange for the number of Shares constituting the Share Purchase Price as if all Series E Preferred Units of the Contributing Party had been converted into Subject Series K Preferred Units, such Redemption Rights had been exercised and the General Partner had satisfied the Redemption Rights by delivery of the Share Purchase Price immediately before such Major Transaction Event.

(d) In the event that the Partnership (i) declares or pays a dividend or distribution on its outstanding Common Units in Common Units or makes a distribution to all holders of outstanding Common Units in Common Units, (ii) subdivides the outstanding Common Units, (iii) combines the outstanding Common Units into a smaller number of Common Units, (iv) effects a reclassification, capital reorganization or other similar change regarding or affecting outstanding Common Units, (v) effects a merger or consolidation of the Partnership with one or more entities, other than a merger pursuant to which the Partnership is the surviving entity and the outstanding Common Units are not affected, (vi) effects a sale, lease or exchange of all or substantially all of the Partnership’s assets or (vii) effects a liquidation, dissolution or winding up of the Partnership (each of the foregoing, a “Common Unit Adjustment Event”), the Partnership shall make appropriate adjustments (including any adjustment to the Common Unit Conversion Factor, as applicable) so that the securities or other property received by the Contributing Party as a result of a Common Unit Adjustment Event, in the aggregate, may be submitted for redemption or purchase pursuant to Section 2 for an amount equal to the aggregate Common Unit Purchase Price that the Contributing Party would have received had the Contributing Party converted all of its Series E Preferred Units and exercised the Redemption Rights immediately prior to such Common Unit Adjustment Event.

(e) The Partnership shall give written notice to the Contributing Party of any Major Transaction Event or Common Unit Adjustment Event promptly after such Major Transaction Event or Common Unit Adjustment Event is announced to the public.

(f) Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Agreement shall be applied so that there is no duplication of adjustments made pursuant to any other document or other section hereof. The provisions of this Section 6 shall apply to successive events that may occur from time to time but only shall apply to a particular event if it occurs prior to the exercise in full of the Redemption Rights or the liquidation of the Partnership. Nothing contained herein shall prevent or otherwise limit the liquidation of the Partnership or other transaction described in clause (Z) of Section 4(b) of the Series E Preferred Unit Designation.

(g) Whenever the Conversion Factor or Common Unit Conversion Factor (as applicable) is adjusted as herein provided, the General Partner shall compute the adjusted Conversion Factor or Common Unit Conversion Factor (as applicable) in accordance with this Section 6 and shall prepare a certificate signed by the chief financial officer of the General Partner setting forth the adjusted Conversion Factor or Common Unit Conversion Factor (as applicable) and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at the offices of the General Partner and a copy thereof shall be promptly sent to the Contributing Party. Any adjustment to the Conversion Factor or the Common Unit Conversion Factor pursuant to Section 6(a) or Section 6(d) (respectively) with respect to any event shall become effective at such time as is necessary to prevent dilution or expansion of the Redemption Rights on account of such event.

(h) Notwithstanding anything to the contrary contained herein (but subject to the first sentence of Section 6(e) hereof), the General Partner and the Partnership agree that they will apply the provisions of this Section 6, the definition of Share Purchase Price and any related provisions as if the Subject Common Units were issued and outstanding as of the date hereof. Thus, for example, if an event were to occur on December 31, 2004 that would adjust the number of Shares into which the Subject Common Units would be exchangeable had such Subject Common Units been outstanding as of such date, but the Subject Common Units were not actually issued until December 31, 2005, then such adjustment would be applied so that, upon such issuance (but subject to further adjustment for subsequent events), the Subject Common Units would be exchangeable in accordance with the other terms hereof for the number of Shares for which the Subject Common Units would have been exchangeable had such Subject Common Units been outstanding on December 31, 2004.

7. Miscellaneous Provisions.

7.1 Notices. All notices or other communications given pursuant to this Agreement, including without limitation any Notice, shall be sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service, or delivered by hand with receipt acknowledged in writing and otherwise as set forth in this Section 7.1. All notices and other communications (a) shall be deemed given when received or, if sent by facsimile, upon receipt of confirmed answerback and (b) may be given either by a party or by such party’s attorneys. For purposes of this Section 7.1, the addresses of the parties shall be, in the case of the Partnership and the General Partner, 110 N. Wacker Drive, Chicago, Illinois 60606, facsimile number (312) 960-5463, Attention: Bernard Freibaum (with a copy to Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602, Attn: Marshall E. Eisenberg, facsimile number (312) 269-1747), and, in the case of the Contributing Party, as set forth on the records of the Partnership. The address of any party may be changed by a notice in writing given in accordance with the provisions hereof.

7.2 Assignment. The rights of the Contributing Party hereunder (including the Redemption Rights) shall automatically devolve upon any Person to the extent that such Person holds Subject Series K Preferred Units, Subject Common Units or Series E Preferred Units, and becomes a substituted partner with respect to such Subject Series K Preferred Units, Subject Common Units or Series E Preferred Units, in accordance with the Partnership Agreement and delivers to the Partnership a written instrument, in form reasonably satisfactory to the Partnership, pursuant to which such Person agrees to be bound by the terms hereof (but the rights of the Contributing Party hereunder are not otherwise assignable). All references herein to Contributing Party shall be deemed to be references to each assignee pursuant to this paragraph. Subject to the provisions of Section 6, the General Partner may assign this Agreement in connection with any Major Transaction Event or Common Unit Adjustment Event without the consent of the Contributing Party, provided that no such assignment shall relieve the General Partner of its obligations under this Agreement.

7.3 Binding Effect. Except as otherwise set forth herein, this Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns.

7.4 Amendments. The provisions of this Agreement may be amended only with the written consent of the Partnership, the General Partner and the holders of at least a majority of the issued and outstanding Subject Common Units (assuming that all of the then issued and outstanding Series E Preferred Units were converted into Subject Common Units in accordance with the Partnership Agreement immediately prior to the execution of such amendment and constitute issued and outstanding Subject Common Units at such time).

7.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without regard to its conflicts of law principles).

7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one document.

7.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreements among them with respect thereto.

7.8 Pronouns; Headings; Etc. As used herein, all pronouns shall include the masculine, feminine and neuter, and all terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to a “Section” or “Exhibit” shall refer to a Section or Exhibit of this Agreement unless otherwise specified.

7.9 Survival. The representations, warranties and covenants contained herein or made pursuant hereto shall survive the execution and delivery of this Agreement and the closing of any redemption or purchase and sale pursuant to an exercise of Redemption Rights hereunder.

7.10 Further Assurances. Each of the parties shall hereafter execute and deliver such other instruments and documents and do such further acts and things as may be required or useful to carry out the purposes of this Agreement.

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IN WITNESS WHEREOF, the General Partner has caused certain effective provisions to be made in accordance with Section 6(c) of this Agreement as of August 28, 2018 and the Partnership hereby agrees to and acknowledges such provisions.

PARTNERSHIP:

BPR OP, LP ,
a Delaware limited partnership

By: GGP Real Estate Holding II, Inc.,
a Delaware corporation, its general partner

By:____/s/ Stacie L. Herron______________________
Name: Stacie L. Herron
Title: Executive Vice President, General Counsel & Secretary

GENERAL PARTNER:

Brookfield Property REIT Inc.,
a Delaware corporation

By: ___/s/ Michelle L. Campbell__________________
Name: Michelle L. Campbell
Title: Secretary and Senior Vice President

EXHIBIT A

Notice of Redemption

The undersigned hereby irrevocably (i) exercises its Redemption Rights as to _________ Subject Series K Preferred Units and ___________ Subject Common Units (together, the “Transferred Units”) in BPR OP, LP (the “Partnership”) in accordance with the terms of that certain Redemption Rights Agreement, dated March 5, 2004, as amended or modified from time to time (the “Agreement”), among the Partnership, Brookfield Property REIT Inc. (the “General Partner”), and Koury Corporation, (ii) transfers and surrenders such Transferred Units and all right, title and interest of the undersigned therein to the party, which shall be either the Partnership or the General Partner, that shall purchase or redeem such Transferred Units pursuant to the Agreement, and (iii) directs that the Common Unit Purchase Price and the Cash Purchase Price or Share Purchase Price, if applicable, payable upon exercise of the Redemption Rights be delivered to the address specified below and, if the Share Purchase Price is to be delivered, the Shares shall be registered or placed in the name(s) and at the address(es) specified below. Attached hereto are the certificates, if any, representing the Transferred Units.

The undersigned hereby represents, warrants and certifies that, as of the date hereof and as of the closing of the purchase or redemption of the Transferred Units pursuant to the exercise of Redemption Rights effected hereby, (i) that the undersigned has good and marketable title to the Transferred Units, free and clear of all Liens, (ii) that the undersigned has the full right, power and authority to transfer and surrender the Transferred Units as provided herein and such transfer and surrender has been authorized by all necessary action, (iii) that the undersigned is an accredited investor as defined in Regulation D under the Securities Act and any Shares that are acquired by it on account of this Notice of Redemption would be acquired for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws (but nothing contained in this clause (iii) impairs the right of Contributing Party to sell Shares pursuant to the Resale Registration Statement) and (iv) that the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such transfer and surrender.

*        *        *

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Dated: _____________

[NAME OF PERSON]

By:    _______________________

Name:    _______________________

Title:    _______________________

_____________________________
(Street Address)

_____________________________
(City, State, Zip Code)

Signature Guaranteed By:

_____________________________

If Shares are to be issued, issue to:

Please insert social security or identifying number: